Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

LINDSAY CORPORATION

MATTERHORN MERGER SUB, INC.

and

ELECSYS CORPORATION

November 4, 2014

i

TABLE OF CONTENTS

(continued)

TABLE OF DEFINED TERMS

Acquisition Proposal	Section 4.4(e)(i)
Affiliate	Section 2.17
Agreement	Preamble
Benefit Plans	Section 2.9(a)
Board of Directors	Recitals
Book Entry Share	Section 1.7(c)
Cash-Based Awards	Section 1.8(b)
Certificate of Merger	Section 1.3
Certificates	Section 1.8(b)
Change of Recommendation	Section 4.4(c)
Claim	Section 4.6(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.9(b)
Company	Preamble
Company Assets	Section 2.26
Company Board Recommendation	Section 4.7(b)
Company Common Stock	Section 1.7
Company Disclosure Documents	Section 4.7(e)
Company Disclosure Letter	Article II
Company Equity Plans	Section 1.10(b)
Company Intellectual Property	Section 2.16(b)
Company Material Adverse Effect	Section 2.1(a)
Company Permits	Section 2.11(b)
Company Preferred Stock	Section 2.2(a)
Company Restricted Stock Plans	Section 1.10(b)
Company SEC Documents	Section 2.5
Company Stockholder Approval	Section 4.7(a)(i)
Company Stock Option Plans	Section 1.10(a)
Company Stock Options	Section 1.10(a)
Confidentiality Agreement	Section 4.2
Designated Company Representations	Section 5.3(a)
D&O Insurance	Section 4.6(d)
Dissenting Shares	Section 1.9
Effective Time	Section 1.3
Employee	Section 4.3(a)
Entity	Section 7.4(a)(i)
Environmental Law	Section 2.12(c)(i)
Environmental Permit	Section 2.12(c)(i)
Export Law	Section 2.11(c)
ERISA	Section 2.9(a)
ERISA Affiliate	Section 2.9(a)
Exchange Act	Section 2.4
Executive Incentive Plan	Section 4.3(c)
Final Order	Section 6.1(b)(ii)

Foreign Company Plan	Section 2.9(g)
GAAP	Section 2.1(a)
Governmental Entity	Section 2.4
Hazardous Substance	Section 2.12(c)(iii)
Insurance Policies	Section 2.25
Indemnified Party	Section 4.6(a)
IRS	Section 2.13(d)
KGCC	Recitals
Knowledge	Section 7.4(a)(ii)
Law	Section 2.11(a)
Legal Proceeding	Section 4.8(b)
Material Contracts	Section 2.4
Merger	Recitals
Merger Consideration	Section 1.7(c)
Merger Sub	Preamble
Parent	Preamble
Parent Material Adverse Effect	Section 3.1
Paying Agent	Section 1.8(a)
Person	Section 7.4(a)(iii)
Proxy Statement	Section 4.7(a)(ii)
Release	Section 2.12(c)(iv)
Representatives	Section 4.4(a)
Restricted Stock Awards	Section 1.10(b)
SEC	Section 2.5
Section 409A	Section 2.9(f)
Securities Act	Section 2.5
Shares	Section 1.7
Special Meeting	Section 4.7(a)(i)
Subsidiary	Section 2.1(b)
Superior Proposal	Section 4.4(e)(ii)
Support Agreement	Recitals
Supporting Stockholder	Recitals
Surviving Corporation	Section 1.1
Taxes	Section 2.13(i)(i)
Tax Return	Section 2.13(i)(ii)
Termination Date	Section 6.1(b)(i)
Termination Fee	Section 6.3(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2014 (this “Agreement”), by and among Lindsay Corporation, a Delaware corporation (“Parent”), Matterhorn Merger Sub, Inc., a Kansas corporation and an indirect wholly owned subsidiary of Parent (the “Merger Sub”), and Elecsys Corporation, a Kansas corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has approved this Agreement and the transactions contemplated hereby in accordance with Section 17-6701, et seq. of the Kansas General Corporation Code, as amended (the “KGCC”), and deem it advisable and in the best interests of the Company’s stockholders, that Merger Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent and Merger Sub have taken all necessary corporate action to approve the Merger, this Agreement and the transactions contemplated hereby;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into Support Agreements with certain stockholders of the Company (each, a “Supporting Stockholder”), each dated as of the date hereof and each in substantially the form attached hereto as Exhibit A (each, a “Support Agreement” and collectively, the “Support Agreements”), pursuant to which such stockholders agree, among other things, to vote all Shares held by such stockholder in favor of this Agreement and the Merger, in each case, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, and intend to be legally bound, as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to conditions of this Agreement and in accordance with the KGCC, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at or be directed from the offices of Munger, Tolles & Olson LLP, 355 South Grand Ave, 35th Floor, Los Angeles, California, at 8:00 a.m. (Pacific Time) on the first business day after the conditions to the parties’ obligation to effect the Merger contained in Article V have been satisfied or waived (the “Closing Date”), unless another date or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed, filed and recorded in accordance with the relevant provisions of the KGCC (the “Certificate of Merger”). The Merger shall become effective at the time of the filing with the Secretary of State of the State of Kansas of such certificate of merger in accordance with the relevant provisions of the KGCC or at such later time as shall be specified in the certificate of merger (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the KGCC.

Section 1.5 Articles of Incorporation and By-Laws. Subject to Section 4.6(b) hereof, the articles of incorporation and by-laws of Merger Sub as in effect at the Effective Time shall be the articles of incorporation and by-laws of the Surviving Corporation until thereafter amended, provided that Article First of the articles of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: “FIRST” The name of the Corporation is Elecsys Corporation.”

Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in the manner provided in the articles of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law.

Section 1.7 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the holders of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (referred to herein as either the “Shares” or “Company Common Stock”) or the common stock of the Parent:

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary (as defined in Section 2.1(b)) of Parent, and any shares of Company Common Stock owned by the Company as treasury stock, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefore.

(c) Exchange of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 1.7(b) hereof and any Dissenting Shares (if applicable and as defined in Section 1.9)), shall be converted automatically into and shall thereafter represent the right to receive $17.50 in cash without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock or, in the case of a share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”), the proper surrender of such Book-Entry Share, in each case in the manner provided in Section 1.8 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.8 hereof, without interest.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change.

Section 1.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive and make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.7(c) hereof. When and as needed, Parent shall deposit or cause to be deposited with the Paying Agent such funds in trust for the benefit of the holders of shares of Company Common Stock for exchange in accordance with Section 1.7 hereof, for timely payment hereunder. Such funds shall be invested by the Paying Agent as reasonably directed by Parent or the Surviving Corporation and approved by the Company, with any net profit resulting from, or interest or income produced by, such investments payable to Parent; provided, however, that no such investment or loss thereon shall reduce the amounts payable to holders of Company Common Stock pursuant to this Article I.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 1.7 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.8.

(ii) Parent and Company will work together to establish mutually acceptable procedures for the surrender of, and delivery of Merger Consideration in exchange for, uncertificated shares of Company Common Stock represented by Book-Entry Shares. Without limiting the generality of the foregoing, promptly after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of Book-Entry Shares (other than Dissenting Shares) instructions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares for use in such exchange. Upon delivery of an “agent’s message” to the Paying Agent for exchange and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Book-Entry Shares will be entitled to receive in exchange therefor the applicable Merger Consideration deliverable to such holder pursuant to Section 1.7(c).

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(d) Termination of Fund; No Liability. At any time following one year after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of their Certificates or Book-Entry Shares, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(e) Withholding Taxes. To the extent required by the Code (as defined below) or any provision of state, local or foreign tax Law, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger to a holder of Shares (with respect to whom Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold), such amounts as are required to be so deducted and withheld with respect to the making of such payment to such holder. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

Section 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 17-6712 of the KGCC (the “Dissenting Shares”) shall not have any of such Shares converted into or become exchangeable for the right to receive the Merger Consideration, and holders of such Shares shall be entitled only to such rights as are granted by such Section 17-6712, including the right to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 17-6712 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the KGCC. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Shares shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without interest thereon, as provided in Section 1.7(c) hereof. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the KGCC relating to rights of appraisal which are received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the KGCC. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.10 Company Option Plans; Restricted Stock Awards.

(a) As of the Effective Time, all issued and outstanding options to purchase shares of Company Common Stock, whether vested or unvested (the “Company Stock Options”), granted under any plan, arrangement or agreement that provide for the grant of Company Stock Options (the “Company Stock Option Plans”), shall be cancelled by the Company and shall no longer be outstanding thereafter. In consideration for such cancellation, the holder thereof shall thereupon be entitled to receive a cash payment without interest from the Surviving Corporation in respect of such cancellation in an amount (if any) equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option (whether or not vested at the time of such cancellation) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, reduced by any income or employment Tax required to be withheld with respect to such payment. Each applicable payment required under this Section 1.10(a) shall be made not later than 3 business days after the Effective Time so long as payment information for the applicable recipient of such payment is delivered to Parent no later than the Effective Time. Parent shall not assume or otherwise replace any Company Stock Options in connection with the Merger.

(b) As of the Effective Time, each share of restricted stock subject to restricted stock awards (the “Restricted Stock Awards”) granted under any plan, arrangement or agreement that provides for the grant of Restricted Stock Awards (the “Company Restricted Stock Plans” and, together with the Company Stock Option Plans, the “Company Equity Plans”), shall vest and become free of restrictions and be treated as a Share in accordance with the applicable provisions of Section 1.7 and Section 1.8.

(c) Prior to the Effective Time, the Company shall take all necessary or appropriate action to effectuate the provisions of this Section 1.10, including but not limited to complying with the relevant notice provisions under the Company Equity Plans.

(d) The Company Equity Plans will terminate upon the Effective Time and no awards will thereafter be issued under such plans.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as defined below) or in the disclosure letter delivered to Parent and Merger Sub immediately prior to or at the execution of this Agreement (it being agreed that each and every statement set forth in Article II of this Agreement is qualified by the matters set forth in such disclosure letter, which has been organized in sections that correspond with the sections set forth in this Article II. Any fact or circumstance disclosed with respect to a particular section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization of the Company and its Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so would not, individually or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, “Company Material Adverse Effect” means an effect which is materially adverse to, or would reasonably be expected to have a material adverse effect on (i) the Company’s ability to consummate the Merger within the timeframe contemplated by this Agreement, or (ii) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, provided, that none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: (A) seasonal fluctuations in the business of the Company and its Subsidiaries, (B) any acts of terrorism, war, national or international calamity or any other similar event, (C) the taking of any action required by, or the failure to take any action prohibited by, this Agreement, (D) the announcement or pendency of the Agreement or the Merger (including stockholder litigation in connection therewith), (E) general economic, business, regulatory, financial or market conditions in the United States and/or elsewhere in the world (in each case, as long as the Company and/or its Subsidiaries are not disproportionately affected thereby), (F) conditions affecting any of the industries or industry sectors in which the Company or any of its Subsidiaries operates (in each case, as long as the Company and/or its Subsidiaries are not disproportionately affected thereby), or (G) any change in, any Law or accounting principles generally acceptable in the United States (“GAAP”), or any change in interpretation of either of the foregoing.

(b) Section 2.1(b) of the Company Disclosure Letter contains a true, complete and correct list of all of the Subsidiaries of the Company. Each Subsidiary of the Company is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate, partnership or limited liability company power and authority to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Subsidiary” means, with respect to any party, any Entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Entity or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 2.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 3,827,658 shares of Company Common Stock are issued and outstanding (excluding treasury stock), (ii) 158,151 shares of Company Common

Stock are issued and held in the treasury of the Company, and (iii) there are no shares of Company Preferred Stock issued and outstanding. From April 30, 2014 through the date hereof, no additional shares of capital stock have been issued (except for shares of Company Common Stock and options therefore issued pursuant to Company Equity Plans). As of the date of this Agreement, 294,823 shares of Company Common Stock are reserved for issuance pursuant to the Company Equity Plans of which 287,537 shares of Company Common Stock are issuable pursuant to outstanding Company Stock Options and 7,286 shares are subject to Restricted Stock Awards. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, and non-assessable. Except as disclosed in Section 2.2(a) of the Company Disclosure Letter, as of the date hereof, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Section 2.2(a) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Company Stock Options and Restricted Stock Awards, indicating (i) the holder thereof, (ii) the number of shares of Company Common Stock subject to each Company Stock Option and each Restricted Stock Award, and (iii) the exercise price, expiration date and whether the Company Stock Option is an incentive stock option for each Company Stock Option. All Company Stock Options and Restricted Stock Awards have been documented with the Company’s standard form(s) of option agreement or restricted stock award agreement under the Company Equity Plans without material deviation or amendment, modification, or supplement. Complete and correct copies of the Company Equity Plans and the standard form(s) of option agreement and restricted stock award agreement under the Company Equity Plans have been made available to Parent.

(b) All of the outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests.

Section 2.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 4.7 hereof and filing the Certificate of Merger with the Secretary of State of the State of Kansas as contemplated by Section 1.3 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company’s stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.4 Consents and Approvals; No Violations. Except for (a) applicable requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) the filing of the Certificate of Merger, and (c) matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any United States or foreign court, legislative, executive or regulatory authority or agency (a “Governmental Entity”), except for the filings or approvals which are not required prior to the consummation of the Merger. Except as disclosed in Section 2.4(ii) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound (the “Material Contracts”), (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of the Company any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 2.5 SEC Reports and Financial Statements. Since January 1, 2009, the Company has filed or furnished all reports required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the date of their filing, collectively, the “Company SEC Documents”). The Company SEC Documents, as of their respective filing dates, or if amended, as of the date of the last such amendment, did not, to the Knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and other adjustments described therein, including in the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 2.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

Section 2.7 No Undisclosed Liabilities. Except for liabilities and obligations (a) incurred in the ordinary course of business since April 30, 2014, (b) disclosed in the Company SEC Documents, or (c) incurred in connection with the transactions contemplated by this Agreement, since April 30, 2014, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature, either matured or unmatured, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.8 Absence of Certain Changes. Except as required or permitted by this Agreement, since April 30, 2014 and through the date hereof, (a) there has not occurred any change, effect, event or occurrence that would have, individually or in the aggregate, a Company Material Adverse Effect; and (b) the Company has not (i) amended its articles of incorporation or by-laws; (ii) split, combined or reclassified the Company Common Stock or any capital stock of any of the Subsidiaries of the Company; (iii) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock; or (iv) materially changed the Company’s accounting methods, except as required by GAAP or applicable Law.

Section 2.9 Employee Benefit Plans; ERISA.

(a) Section 2.9(a) of the Company Disclosure Letter sets forth a list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material employment agreements (which will include any employment agreement that provides for severance, change of control or retention benefits or includes material notice or pay-in-lieu of notice provisions), and all material bonus, incentive compensation, deferred compensation, change-in-control, severance pay, option, phantom unit, or other equity-based compensation, retention, or fringe plans, programs, arrangements, or agreements (A) to which the Company or any Subsidiary is a party, (B) that are maintained, contributed to or sponsored by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company would be deemed a “single employer” within the meaning of section 4001(b)(15) of ERISA and under which any current or former employee or consultant or independent contractor of the Company (or any of their respective beneficiaries) has any present or future right to benefits, or (C) under which the Company has any direct or indirect liability, whether contingent or otherwise, with respect to any current or former employee or consultant or independent contractor (or any of their respective beneficiaries) (“Benefit Plans”). True and complete copies of all Benefit Plans, including all amendments to date, have been made available to Parent by the Company.

(b) With respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred since the date of such determination that could adversely affect such qualification or exempt status; (ii) such plan has been administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the Knowledge of the Company, threatened that give rise to or might reasonably be expected to give rise to material liability on the part of the Company; and (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that give rise to or might reasonably be expected to give rise to material liability on the part of the Company.

(c) No Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever previously or currently maintains, contributes to, or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to, or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent, or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, or (v) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d) Neither the Company nor any Subsidiaries have sponsored, maintained, administered, contributed to, had any obligation to contribute to, nor incurred any other material liability under or with respect to any Benefit Plan which provides health, life or other coverage for former employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar state Laws.

(e) Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code. Except as disclosed in Section 2.9(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There is no written or unwritten agreement, arrangement, or other contract by which the Company or any of its Subsidiaries is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f) Each “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated since January 1, 2009 in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, “Section 409A”) and has been, since January 1, 2009, in documentary and operational compliance with Section 409A. There is no contract, agreement, plan, or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any current or former employee or consultant or independent contractor (or any of their respective beneficiaries), which individually or collectively could require the Company or any of its Subsidiaries to pay a tax gross-up payment to any person for tax-related payments under Section 409A.

(g) With respect to each Benefit Plan subject to the laws other than those of the United States (each, a “Foreign Company Plan”), (i) each such Foreign Company Plan required to be registered has been registered and, to the Knowledge of the Company, no fact or event has occurred that would adversely affect such registration, (ii) each such Foreign Company Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law, and (iii) the fair market value of the assets of each funded Foreign Company Plan, the liability of the insurers for each such Foreign Company Plan funded through insurance or the book reserve established for each such Foreign Company Plan which is required to be book reserved, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan and, to the Knowledge of the Company, no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be materially less than such benefit obligations.

Section 2.10 Litigation. As of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or any of their respective properties at Law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, which, in the case of either (a) or (b), would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11 Compliance with Laws; Permits.

(a) Except as disclosed in Section 2.11(a) of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries are, and since January 1, 2010 have been, in substantial compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, writ, injunction, judgment or order, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Law” and collectively, “Laws”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) since January 1, 2010, neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of any violation of any Law relating to the Company or any of its Subsidiaries, except for possible violations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Without limiting the generality of Section 2.11(a), (i) the Company and each of its Subsidiaries are, and since January 1, 2010 have been, in substantial compliance with and are not in default under or in violation of the export Laws of the United States (each, an “Export Law” and collectively, “Export Laws”), including, without limitation, (A) the Bureau of Industry and Security’s Export Administration Regulations, (B) the Office of Foreign Assets Control’s Trade Sanctions, (C) Arms Export Control Act, (D) the International Traffic in Arms Regulations, (E) antiboycott controls under the EAR’s Commerce Rules or the Internal Revenue Code’s Treasury Regulations, and (F) the United States Foreign Corrupt Practices Act, and (ii) since January 1, 2010, neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of any violation of any Export Law relating to the Company or any of its Subsidiaries.

Section 2.12 Environmental Matters.

(a) Except (i) as disclosed in Section 2.12(a) of the Company Disclosure Letter or (ii) as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits necessary for the conduct of its business;

(ii) there has been no penalty or fine assessed, and no investigation, action, claim, suit or proceeding pending or, to the Knowledge of the Company, threatened by any Person involving the Company or any of its Subsidiaries relating to or arising out of any Environmental Law, which has not been resolved in all material respects; and

(iii) to the Knowledge of the Company, the Company has not disposed or Released any Hazardous Substances at, on, above, under or from any properties currently owned, leased, operated or used by the Company or any Subsidiary of the Company that are reasonably likely to require an investigation or remediation pursuant to applicable Environmental Law.

(b) The representations and warranties set forth herein are the Company’s sole and exclusive representation and warranties with respect to Environmental Laws, Environmental Permits and Hazardous Substances.

(c) For the purposes of this Section 2.12,

(i) “Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health and safety (as affected by exposure due to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances;

(ii) “Environmental Permit” means any permit, license, authorization or consent required to be obtained by the Company or its Subsidiaries from any Governmental Entity pursuant to applicable Environmental Laws to enable the Company and its Subsidiaries to conduct their businesses in substantially the manner they are being conducted as of the date of the Agreement;

(iii) “Hazardous Substance” means any substance that: (i) is or contains asbestos or asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products or petroleum-derived substances or wastes, radon gas or microbial or microbiological contamination or related materials, (ii) requires investigation or remedial action pursuant to any Environmental Law, (iii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import under any Environmental Law, or (iv) is regulated as such under any Environmental Law; and

(iv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, or seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials of Hazardous Substances into or through , into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

Section 2.13 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid, except for such amounts as would not, individually or in the aggregate, be material. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, or other third party.

(b) The most recent financial statements contained in the Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(c) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes or material Tax Return of the Company or its Subsidiaries; to the Knowledge of the Company; no material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries; and no waivers or requests for waivers of the time to assess any material amount of Taxes are pending.

(d) The federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (“IRS”) (or the applicable statutes of limitation have lapsed) for all years through April 30, 2013. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(e) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to, bound by, or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code; a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code; or a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(i) For the purposes of this Agreement,

(i) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; and

(ii) “Tax Return” means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 2.14 Labor Relations. None of the Company or any of its Subsidiaries are party to any collective bargaining agreement. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment. None of the Company or any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice. There is no labor strike, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened or being carried out against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received written notice that any representation petition respecting the employees of the Company or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

Section 2.15 Real Property. The Company and its Subsidiaries own and have valid title to all of their respective owned real property and have valid leasehold interests in all of their respective leased properties, except for properties and assets that have been disposed of in the ordinary course of business since April 30, 2014, free and clear of all liens (except for liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company and its Subsidiaries as of the date hereof or as disclosed in Section 2.15 of the Company Disclosure Letter). Section 2.15 of the Company Disclosure Letter sets forth a list of (a) all real property owned by the Company or any of its Subsidiaries, and (b) all real property leased by the Company or any of its Subsidiaries.

Section 2.16 Intellectual Property.

(a) Except for such claims, which individually or in the aggregate, would not have a Company Material Adverse Effect, as of the date hereof, there are no pending or threatened claims of which the Company or its Subsidiaries have been given written notice, by any person against their use of any Company Intellectual Property. The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to the Company Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Person or Persons are infringing the rights of the Company or its Subsidiaries with respect to Company Intellectual Property. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted has not infringed or misappropriated and does not infringe or misappropriate the intellectual property rights of any third party. All registrations of Company Intellectual Property are in good standing and the correct chain of title has been recorded with the applicable Government Entity.

(b) For the purposes of this Section 2.16, “Company Intellectual Property” shall mean each of the following owned by the Company: (a) trademarks, service marks, trade names and Internet domain names, together with all goodwill connected therewith or symbolized thereby; (b) patents (including any continuations and continuations in part); (c) copyrights; (d) trade secrets and know-how; (e) other intellectual property rights; and (f) registrations and applications for registration of any of the foregoing.

Section 2.17 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) (“Affiliates”), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 2.18 Opinion of Financial Advisor. The Board of Directors has received the opinion of Country Club Financial Services, Inc., d/b/a CC Capital Advisors, its financial advisor in connection with the transactions contemplated by this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 2.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has determined that the Merger is advisable and in the best interests of the Company’s stockholders, and has adopted (A) a resolution approving this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, and (B) a resolution to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger, subject to Section 4.4.

Section 2.20 Material Contracts. As of the date of this Agreement, other than the Material Contracts there is no contract, agreement or understanding required to be described in or filed as an exhibit to any Company SEC Document. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract containing any covenant limiting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any person in any material line of business. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no counterparty to any Material Contract is in breach or default under the terms of any Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.21 Transactions with Affiliates. Since the date the Company’s last proxy statement was filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 2.22 Anti-Takeover Provisions; Absence of Rights Agreement. No “moratorium,” “control share acquisition,” “fair price,” or other anti-takeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement. The Company is not a party to or otherwise bound by or subject to any stockholder rights agreement, “poison pill” or similar agreement or plan.

Section 2.23 Company Stockholder Approval. The only vote of holders of capital stock of the Company necessary to adopt this Agreement or approve the Merger is the Company Stockholder Approval.

Section 2.24 Customers and Vendors.

(a) Section 2.24(a) of the Company Disclosure Letter sets forth a list of all customers and vendors that are located outside of the United States with whom the Company or its Subsidiaries have transacted business since October 31, 2013. Neither any customer or vendor listed in Section 2.24(a) of the Company Disclosure Letter, nor any other customer or vendor that is located outside of the United States with whom the Company or its Subsidiaries have transacted business since January 1, 2010, is included on any list of proscribed end-users maintained by any Government Entity having jurisdiction over the Company or its Subsidiaries, including, without limitation, the Department of the Treasury’s List of Specially Designated Nationals and Other Blocked Persons; the Department of Commerce’s Denied Parties List, Entity List, and Unverified List; or the Department of State’s List of Debarred Parties and list of persons subject to non-proliferation sanctions. Neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice about any of the customers or vendors listed in Section 2.24(a) of the Company Disclosure Letter or any other customer or vendor that is located outside of the United States with whom the Company or its Subsidiaries have transacted business since January 1, 2010 being included in any such list.

(b) Section 2.24(b) of the Company Disclosure Letter sets forth a list of each of the Company’s customers and vendors, currently and since January 1, 2010, that would qualify as (i) a foreign government, agency, instrumentality, subdivision, political party or other body at the federal, regional or municipal level, (ii) a commercial entity owned or controlled by any of the foregoing, or (iii) an intergovernmental organization or other international organization such as the United Nations or the World Bank.

(c) Since April 30, 2014, there has not been any material adverse change in (i) the business relationship of the Company or its Subsidiaries with any of its 10 largest customers by dollar volume of sales for the current fiscal year, or any material adverse change in the terms of any Material Contract with any such customer, or (ii) the business relationship of the Company or its Subsidiaries with any of its 10 largest vendors by dollar volume for the current fiscal year, or any material adverse change in the terms of any Material Contract with any such vendor.

Section 2.25 Insurance. Section 2.25 of the Company Disclosure Letter sets forth a list of all insurance policies covering the Company and its Subsidiaries and their respective businesses, properties, and assets (the “Insurance Policies”). All of the Insurance

Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under, nor have they have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach of or default under, any Insurance Policy. Neither the Company nor any of its Subsidiaries, nor any of their respective representatives, has received written notice of cancellation of, or denial of coverage under, any of the Insurance Policies.

Section 2.26 Assets and Property. The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to all of the assets and property used in their respective businesses (the “Company Assets”) as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware or the State of Kansas, as applicable, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be duly qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Material Adverse Effect” means an effect that has a material adverse effect upon Parent or Merger Sub’s ability to consummate the Merger.

Section 3.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the each of Parent and Merger Sub, as the case may be, (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Consents and Approvals; No Violations. Except for (a) applicable requirements under the Exchange Act, (b) the filing of the Certificate of Merger, and (c) matters specifically described in this Agreement, the transactions contemplated hereby do not require any consent, approval, compliance exemption, authorization or other action by, or filing with any Governmental Entity, except for the filings or approvals which are not required prior to the consummation of the Merger. Neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of Parent, Merger Sub or any of their respective Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, (iii) violate any Law applicable to Parent or any of its Subsidiaries or any of their properties or assets, or (iv) except as specified in the immediately preceding sentence, require on the part of Parent or any of its Subsidiaries any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 3.4 Sufficient Funds. As of the date hereof, Parent has, and Parent will make available to Merger Sub at the Closing Date, sufficient cash or other sources of immediately available funds to enable it to pay the Merger Consideration as required by this Agreement.

Section 3.5 Share Ownership. Neither Parent, Merger Sub, nor any of their respective Affiliates, excluding the directors thereof in their individual capacities, owns any shares of Company Common Stock beneficially or of record.

Section 3.6 Merger Sub’s Operations. Merger Sub is a direct wholly-owned subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 3.7 Brokers or Finders. Parent and Merger Sub each represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.8 Litigation. As of the date hereof, there are no (a) actions, suits, inquiries, claims or proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or Merger Sub or any of their respective Subsidiaries, or any of their respective properties at Law or in equity before, or (b) orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would impair in any material respect the ability of each of Parent and Merger Sub to perform its respective obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1 Interim Operations of the Company. From the date hereof until the Effective Time, the Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent:

(a) the Company shall, and shall cause its Subsidiaries to (i) conduct its business in the ordinary course consistent with past practice, (ii) use its reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates and (iii) at its expense, maintain its assets material to the business of the Company and its Subsidiaries in good repair and condition, except to the extent of reasonable wear and tear or fire or other casualty and the sale of inventory in the ordinary course of business;

(b) the Company will not, directly or indirectly, (i) amend its articles of incorporation or by-laws; or (ii) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution with respect to its capital stock (other than dividends from any of the Company’s Subsidiaries to the Company or any of the Company’s other Subsidiaries); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to sell or acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) neither the Company nor any of its Subsidiaries shall acquire, sell, lease or dispose of any material assets, stock, or other ownership interest in any of its properties or Subsidiaries other than inventory in the ordinary course of business;

(e) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of any Entity or division thereof that would be material to the Company and its Subsidiaries, taken as a whole, or (ii) any assets, except for purchases in the ordinary course of business consistent with past practice;

(f) neither the Company nor any of its Subsidiaries shall, except as contemplated by this Agreement, enter into, adopt or materially amend any employee Benefit Plans or amend any employment or severance agreement or increase in any manner the compensation of any employees, except, in the case of any increase in compensation for non-officer employees, for increases in the ordinary course of business consistent with past practice; provided, that nothing herein will be deemed to restrict or prohibit the payment of benefits as they become due and payable;

(g) neither the Company nor any of its Subsidiaries shall enter into any labor or collective bargaining agreement through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(h) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than Subsidiaries of the Company), except in the ordinary course of business; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to Subsidiaries of the Company), other than in the ordinary course of business consistent with past practice and other than routine advances to employees;

(i) neither the Company nor any of its Subsidiaries shall change any of the accounting methods or practices used by it unless required by GAAP or applicable Law;

(j) neither the Company nor any of its Subsidiaries shall: (i) settle or compromise any material Tax claim, audit or assessment; (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting; (iii) amend any material Tax Returns or file claims for material Tax refunds; or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable any material Tax claim or assessment relating to the company or its Subsidiaries;

(k) neither the Company nor any of its Subsidiaries will adopt any plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries;

(l) neither the Company nor any of its Subsidiaries will settle or compromise any material claim (including arbitration) or material litigation; and

(m) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

Section 4.2 Access to Information. From the date hereof until the Effective Time, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours, and with reasonable advance notice to the Company’s CEO or his designee, to its properties, books and records. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be held in accordance with the terms of the confidentiality agreement, dated as of July 25, 2014, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable Law, or which constitutes information protected by attorney/client privilege.

Section 4.3 Employee Benefits.

(a) Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries, to, give each person who, immediately prior to the Effective Time, was an employee of the Company or its Subsidiaries (an “Employee”) who remains employed by the Surviving Corporation or one of its Subsidiaries following the Effective Time credit for such Employee’s service with the Company and its Subsidiaries for purposes of eligibility, vesting, and severance and vacation entitlement (but not for purposes of benefit accrual), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which such Employee participates, to the same extent recognized by the Company under a comparable benefit plan immediately prior to the date hereof (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the Effective Time); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(b) Following the Effective Time, Parent and Merger Sub shall, or shall cause the Surviving Corporation and its Subsidiaries to, make reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Employees who remain employed by the Surviving Corporation or any of its Subsidiaries and their eligible dependents under any plan of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries that provides health benefits in which such Employees may be eligible to participate following the Effective Time other than any limitations that were in effect with respect to such Employees as of the date hereof or at any time prior to the Effective Time under the analogous Company benefit plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by any such Employees and their eligible dependents under the health plans in which they participated immediately prior to the date hereof during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or Merger Sub or the Surviving Corporation and its Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to any such Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan prior to the Effective Time.

(c) As of and contingent upon the Effective Time, each of the executives of the Company identified in the FY2015 Executive Bonus Plan (the “Executive Incentive Plan”) shall be entitled to receive a cash payment from the Surviving Corporation in an amount equal to 100% of the payment that such executive would be entitled to receive assuming performance at the FY2015 Pre-Tax/Pre-Bonus income level set forth in such plan, prorated for the portion of fiscal 2015 ending on the last day of the month immediately preceding the Effective Time, reduced by any income or employment Tax required to be withheld with respect to such payment. Each applicable payment required under this Section 4.3(c) shall be made not later than 3 business days after the Effective Time so long as payment information for the applicable recipient of such payment is delivered to Parent no later than the Effective Time. The Executive Incentive Plan will terminate upon the Effective Time and, except as set forth in this Section 4.3(c), no payments will thereafter be issued under such plan.

(d) Notwithstanding the foregoing, the provisions of Section 4.3(a) through Section 4.3(c) shall not apply with respect to any Employee whose employment is governed by any collective bargaining agreement in effect as of the Closing Date.

(e) No provision of this Section 4.3 shall be construed (i) to create a right of any Employee to continued employment by the Surviving Corporation or any of its Subsidiaries following the Effective Time, (ii) (without limiting the generality of Section 7.6) to create a right in any Employee or beneficiary of any Employee under any benefit plan of the Surviving Corporation or any of its Subsidiaries or Affiliates, (iii) to require Parent or any of its Subsidiaries to provide any particular employee benefits rates of base salary or hourly wage or annual bonus opportunities for any period following the Effective Time, or (iv) obligate the Surviving Corporation, the Company, Parent or any of their respective Subsidiaries to maintain any particular Benefit Plan.

(f) Prior to the Effective Time, the Company shall take the necessary action to terminate its 401(k) plan effective as of the Closing Date. Upon request of an Employee and to the extent permitted by the Company’s 401(k) plan and applicable Law, Parent shall permit the direct rollover of cash account balances and any notes evidencing an outstanding plan loan or loans to Parent’s 401(k) plan.

(g) The Company further agrees, upon Parent’s request (which request shall be made no less than ten (10) days prior to the Effective Time), to take any and all actions required to amend, freeze, and/or terminate any or all Benefit Plans, effective no earlier than immediately before the Effective Time.

Section 4.4 No Solicitation.

(a) Except as otherwise set forth herein, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company agrees that it and its Subsidiaries will not, and it will not authorize any of its officers, directors, employees and investment bankers, attorneys, consultants or other agents retained by the Company or any of its Subsidiaries (each, a “Representative”) to, and it will instruct all Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or furnish any non-public information to, any third Person relating to an Acquisition Proposal, (iii) afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made, or to the Company’s Knowledge, is considering making, any Acquisition Proposal, (iv) enter into any letter of intent or agreement in principle or any agreement or understanding providing for any Acquisition Proposal (except for confidentiality agreements permitted under Section 4.4(b)) or (v) propose publicly or agree to any of the foregoing relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the preceding sentence by a Representative of the Company or any of its Subsidiaries (including as a result of a failure to follow the instructions referred to above) shall be deemed a breach of this Section 4.4(a) by the Company. The Company and its Subsidiaries will, and the Company will cause the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Acquisition Proposal.

(b) Notwithstanding Section 4.4(a), if (i) the Company receives an unsolicited Acquisition Proposal that the Board of Directors of the Company by a majority vote determines in its good faith judgment to be reasonably expected to lead to a Superior Proposal (after consulting with its outside legal and financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 4.4(b)(ii) if such revisions are made within the 3 business days following Parent’s receipt of the written notice referred to below, and (ii) the Company is not then in breach of this Section 4.4, the Company may, subject to its providing 3 business days’ prior written notice to Parent of the material terms and conditions of such Acquisition Proposal: (x) furnish information to the Person making such Acquisition Proposal pursuant to an executed confidentiality agreement on terms no less restrictive to the Person making the Acquisition Proposal than the terms of the Confidentiality Agreement, provided such information is concurrently furnished to Parent in the same form provided to such Person; and (y) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal. The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent (which notice shall be provided orally and in writing and shall identify the Person making the Acquisition Proposal or request and set forth the material terms thereof) of any Acquisition Proposal or any request for confidential information relating to the Company or any of its Subsidiaries by any Person that has made, or to the Company’s Knowledge intends to make, an Acquisition Proposal, and shall keep Parent fully informed in all material respects of any Superior Proposal, including the status of such Superior Proposal and any material changes (or proposed material changes) to the terms thereof.

(c) Nothing in this Agreement shall prohibit or restrict the Board of Directors, at any time prior to the receipt of the Company Shareholder Approval, from withdrawing, modifying or qualifying the Company Board Recommendation (a “Change of Recommendation”), if (i) the Board of Directors shall have determined in good faith, in response to an unsolicited Superior Proposal made after the date hereof in circumstances not otherwise constituting a breach of this Agreement, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, (ii) the Company provides Parent written notice of the material terms and conditions of such proposal and its intention to effect a Change of Recommendation 3 business days prior to effecting a Change of Recommendation, and (iii) Parent does not provide, within 3 business days of receiving such written notice, revisions to the terms of the Merger or this Agreement that the Board of Directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, is at least as favorable as such Superior Proposal from a financial point of view to the Company’s stockholders.

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any such other disclosures that are required by applicable Law, provided that the Company shall not make any disclosure or take any action that represents a Change of Recommendation other than in compliance with Section 4.4(c); provided, that the Company shall not be required to comply with Section 4.4(c)(ii) if (i) upon the advice of the Company’s outside legal counsel, such Change of Recommendation is required by applicable Law to be disclosed sooner than 3 business days prior to effecting a Change of Recommendation, and (ii) the Company provides as much advance written and oral notice as possible to Parent considering such requirements of applicable Law, it being agreed that the Company shall always notify Parent orally and in writing in advance of effecting a Change of Recommendation in order to comply with this proviso.

(e) For the purposes of this Section 4.4,

(i) “Acquisition Proposal” means any bona fide proposal, whether in writing or otherwise, made by a third Person (other than Parent or any of its Subsidiaries) for (i) a merger, reorganization, consolidation or other business combination involving the Company, (ii) the acquisition by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken together as a whole, or (iii) the acquisition by any Person of 20% or more of the outstanding shares of any class of capital stock of the Company or 20% or more of the voting power represented by the outstanding voting securities of the Company; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, such proposal shall be for or in respect of at least a majority of the outstanding Shares or all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole), (A) that is on terms which the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial adviser, to be more favorable to the Company and its stockholders than the Merger, (B) for which financing, to the extent required, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being obtained by such Person and (C) the conditions to consummation of which are, in the good faith reasonable judgment of the Board of Directors, reasonably capable of being satisfied.

Section 4.5 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Subsidiaries or Affiliates shall issue or cause the publication of any press release or make any public statement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except (a) as may be required by Law or by any listing agreement with the New York Stock Exchange or The NASDAQ Capital Market, as applicable, and (b) with respect to a press release or public statement made or proposed to be made in connection with a Change of Recommendation or in response to a publicly announced Acquisition Proposal; provided, that any such Change of Recommendation or response to a publicly announced Acquisition Proposal is made in accordance with the terms of this Agreement; provided, further, that nothing in this Section 4.5 shall limit Parent’s right to terminate this Agreement in accordance with Section 6.1 or to receive the Termination Fee in accordance with Section 6.3.

Section 4.6 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the consummation of the Merger, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee and agent (the “Indemnified Party”) of the Company and/or its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, amounts paid in settlement, any such settlement to be with the approval of the indemnifying party (which approval shall not be unreasonably withheld), and fines in connection with any actual or threatened action, suit, claim, proceeding or investigation whether civil, criminal, administrative, or investigative, (each a “Claim”) to the extent that any such Claim is based on, arises out of, or pertains to (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case, to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under applicable Law and the Company’s articles of incorporation, by-laws or other indemnification agreements in effect as of the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Any Indemnified Party wishing to claim indemnification under this Section 4.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent, Merger Sub or the Surviving Corporation and shall deliver to Merger Sub and the Surviving Corporation the undertaking contemplated by Section 17-6305(e) of the KGCC. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event any Indemnified Party brings any action against Parent or the Surviving Corporation to enforce rights or to collect monies due under this Section 4.6, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys’ fees and costs.

(b) Parent and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnified Party as provided in the Company’s articles of incorporation and by-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time; provided, that, in the event any Claim or Claims are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company’s articles of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by Parent and reasonably acceptable to such Indemnified Party.

(c) In the event Parent or Merger Sub or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 4.6, proper provision shall be made so that the successors and assigns of Parent or Merger Sub, as applicable, assume the obligations set forth in this Section 4.6 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

(d) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of not less than six years after the Closing Date; provided, that the Parent may substitute therefor policies of the same or substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, that notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to pay in any one year aggregate premiums for D&O Insurance under this Section 4.6 in excess of 200% of the aggregate premiums paid by the Company in fiscal 2015 for such purposes. In the event that, in any one year, the aggregate premiums for D&O Insurance exceed 200% of the aggregate premiums paid by the Company in fiscal 2015 for such purposes, Parent or the Surviving Corporation shall purchase the highest level of D&O Insurance coverage available for 200% of the aggregate premiums paid by the Company in fiscal 2015.

(e) This Section 4.6 will survive the consummation of the Merger and shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by all Indemnified Parties.

Section 4.7 Stockholder Meeting; Proxy; Company Disclosure Documents.

(a) The Company will, in accordance with applicable Law and its articles of incorporation and by-laws:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Merger, in accordance with Section 17-6701(c)(4) of the KGCC (the “Company Stockholder Approval”) as soon as practicable following the date hereof; and

(ii) prepare and file with the SEC, as soon as reasonably practicable (but in no event later than 20 days after the date hereof), a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities Laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable.

(b) Subject to Section 4.4(c), the Company will, through the Board of Directors, recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger (the “Company Board Recommendation”) and include such recommendation in the Proxy Statement.

(c) Parent agrees that it will provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement. The information with respect to Parent and Merger Sub that Parent and Merger Sub, as the case may be, furnishes to the Company in writing for use in the Company Disclosure Documents (as defined below), including, without limitation, the Proxy Statement, at the respective times of the filing with the SEC and distribution or dissemination thereof, and in the case of the Proxy Statement, if applicable, at the date it or any amendment or supplement is first mailed to stockholders and at the time such stockholders vote on adoption of this Agreement, will not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading

(d) Parent and Merger Sub each agrees that, prior to the Closing, it will not acquire, or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any Shares or any of the assets or businesses of the Company, or any right or option to acquire any of the foregoing (including from a third party), except by way of stock dividends or other distributions made by the Company on a pro rata basis with respect to Shares acquired by Parent or Merger Sub prior to the date of this Agreement.

(e) Each document filed by the Company with the SEC or distributed or otherwise disseminated by the Company to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including, without limitation, the Proxy Statement, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(f) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of filing of such Company Disclosure Documents, or any supplement or amendment thereto and at the time of any distribution and dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The covenants contained in this Section 4.7(f) will not apply to any statements or omissions which are based on information furnished to the Company by or on behalf of Parent or Merger Sub and that are included in the Company Disclosure Documents.

Section 4.8 Approvals and Consents; Cooperation; Notification.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and any other applicable Governmental Entity with respect to the Merger; and (ii) subject to the other provisions of this Agreement, use its reasonable efforts to cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub will (A) as promptly as practicable file any forms, registrations, notices, filings and documents of any other applicable Governmental Entity, to the extent required by applicable Law, (B) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, and (C) shall use its reasonable efforts to promptly take, and cause its Affiliates to promptly take all actions and steps necessary to obtain any clearance or approval required to be obtained from any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each party hereto shall (i) give the other parties prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding (as defined below) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, action, claim, suit, action or legal, governmental, administrative, arbitration or other alternative dispute resolution proceeding or investigation (collectively, “Legal Proceedings”), and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or Parent’s ownership or operation of the Company or its business following the consummation of the transactions contemplated by this Agreement. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Legal Requirement, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to any such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding.

(c) Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the Merger not to be satisfied. The Company will as promptly as reasonably practicable notify Parent of (A) the occurrence of any Company Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub will as promptly as is reasonably practicable notify the Company of (A) the occurrence of any Parent Material Adverse Effect, (B) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transaction contemplated by this Agreement, and (C) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the provision of notice pursuant to this Section 4.8(c) shall not affect the representations or warranties of any party or the conditions or obligations of any party hereunder.

Section 4.9 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement including, without limitation, provisions expressly acknowledging and permitting the Board to act consistently with its fiduciary duties, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages. No later than 1 business day prior to the anticipated Closing Date, the Company shall provide Parent with a version of the Company Disclosure Letter that has been revised to incorporate updates, if any, as of the anticipated Closing Date. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 4.10 Merger Sub. Parent will take all action necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and in accordance with the KGCC as promptly as is reasonably practicable following the execution of this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub will not conduct any business or make any investments other than as expressly contemplated by this Agreement.

ARTICLE V

CONDITIONS

Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Parent and the Company, at or prior to the Effective Time of the following conditions:

(a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the KGCC and the Company’s articles of incorporation; and

(b) no statute, rule, regulation, order, or decree and no injunction has been entered, enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this provision, each party will use its reasonable efforts to prevent such entry.

Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by the Company, of the following conditions:

(a) Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all “Parent Material Adverse Effect” and materiality qualifications limiting the scope of such representations and warranties will be disregarded;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3 Condition to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or, to the extent permitted by Law, waiver by Parent and Merger Sub, of the following conditions:

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties set forth in Section 2.2, Section 2.3, Section 2.17 and Section 2.23 (the representations and warranties set forth in these 4 sections of this Agreement collectively, the “Designated Company Representations”), shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date), other than such failures to be true and correct that have not had, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, for purposes of determining the truth and correctness of such representations and warranties: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties will be disregarded; and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement will be disregarded.

(b) Each of the Designated Company Representations shall have been true and correct in all respects as of date of this Agreement and shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (other than any Designated Company Representation made as of a specific earlier date, which shall have been true and correct in all respects as of such earlier date); provided, however, that, for purposes of determining the truth and correctness of such Designated Company Representations: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such Designated Company Representations will be disregarded; and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made on or after the date of this Agreement will be disregarded;

(c) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(d) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied;

(e) there shall not have occurred since the date of this Agreement, and be continuing a Company Material Adverse Effect; and

(f) the Company shall have delivered to Parent executed consents from the applicable counterparties to the Material Contracts disclosed in Section 2.4(ii) of the Company Disclosure Letter, in each case, waiving any violation, breach or default under such agreement that may otherwise be caused by the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) by the mutual written consent of Parent and the Company;

(b) by either of the Company, on the one hand, or Parent and Merger Sub, on the other hand:

(i) if the Effective Time should not have occurred on or prior to February 28, 2015 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 6.1(b)(i) will not be available to any party whose willful breach of any representation or warranty in this Agreement, or whose other action or failure to act, has been the cause of, or resulted in, the failure of the Company or Merger Sub to consummate the Merger on or before the Termination Date;

(ii) if any Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action Parent and Merger Sub hereto will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); or

(iii) if the Special Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Company Stockholder Approval has not been obtained;

(c) by Parent and/or Merger Sub:

(i) if prior to the Company Stockholder Approval, (A) the Board of Directors shall have effected a Change of Recommendation in a manner adverse to Parent or shall have recommended or adopted another Acquisition Proposal, (B) the Board of Directors shall have failed to affirm the Company Board Recommendation within 5 days of a reasonable request to do so by Parent, or (C) the Company or the Board of Directors shall have resolved, or publicly announced an intention to, take any of the foregoing actions;

(ii) if (A) the Company shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement or (B) any of the Company’s representations or warranties shall have become untrue, which, in the case of either clause (A) or (B), would result in the failure of the conditions set forth in Section 5.3(a), Section 5.3(b) or Section 5.3(c); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by the Company;

(iii) if prior to the Company Stockholder Approval, any Supporting Stockholder breaches or rescinds the Support Agreement that he, she or it executed and delivered to Parent concurrently with the execution and delivery of this Agreement; or

(iv) the Special Meeting shall not have been called or held (subject to any adjournment or postponement thereof which is reasonably necessary to facilitate the consummation of the transactions contemplated hereby and which will not, in any event, exceed 20 days) as required by Section 4.7 within 10 days after written notice of the failure to comply with Section 4.7 shall have been received by the Company from Parent, or the Company or the Board of Directors shall have resolved not to, or publicly announced an intention not to, call or hold such Special Meeting.

(d) by the Company:

(i) if, prior to obtaining the Company Stockholder Approval, the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, that for the termination to be effective under this subsection, (A) if, in accordance with Section 4.4(b) and Section 4.4(c), Parent has proposed revisions to the terms of the Merger or this Agreement within the 3 business day period referenced therein, the Company has negotiated in good faith with Parent to amend the terms of this Agreement so that the Merger is at least as favorable as such proposal from a financial point of view to the Company’s Stockholders, and (B) the Company shall have paid the Termination Fee in accordance with Section 6.3 of this Agreement;

(ii) if (A) Parent or Merger Sub shall have breached any of their representations, warranties, covenants or agreements set forth in this Agreement or (B) if any of Parent’s or Merger Sub’s representations or warranties shall have become untrue, which, in the case of either clause (A) or (B), would result in the failure of the conditions set forth in Section 5.2(a) and Section 5.2(b); provided, that any such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 days after written notice thereof shall have been received by Parent; or

Section 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall become null and void and of no force and effect, and there will be no liability on the part of Parent, Merger Sub or the Company (or their respective directors, officers, employees, stockholders, representatives, agents or advisors) to the other parties hereto, except for any liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement or the Standstill and Exclusivity Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. Notwithstanding the foregoing, the provisions of Section 6.2, Section 6.3, Article VII and the confidentiality obligations of Section 4.2 shall survive any termination hereof.

Section 6.3 Termination Fee; Expenses.

(a) Notwithstanding any provision in this Agreement to the contrary, in the event that (i) this Agreement is terminated by the Company pursuant to Section 6.1(d)(i), (ii) this Agreement is terminated by Parent pursuant to Section 6.1(c)(i), (iii) this Agreement is terminated by Parent pursuant to Section 6.1(c)(iv) and within 1 year of termination of this Agreement, the Company consummates an Acquisition Proposal, (iv) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated pursuant to Section 6.1(b)(i) and such Acquisition Proposal (whether or not modified after it was first made) is consummated within 1 year of such termination, or (v) this Agreement is terminated by Parent pursuant to Section 6.1(c)(ii)(A) because the Company has breached any of its covenants set forth in Section 4.4(a) or Section 4.4(b) hereof, then the Company shall pay to Parent (x) in the case of clauses (i), (ii) or (v) of this Section 6.3(a), upon the date of termination, or (y) in the case of clauses (iii) or (iv) of this Section 6.3(a), upon such consummation, a fee of $2,680,000.00 (the “Termination Fee”) by wire transfer of immediately available funds.

(b) In the event that the Termination Fee is due and payable to Parent pursuant to the circumstances set forth in Section 6.3(a), then the Company shall pay to Parent an amount equal to the documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions contemplated hereby within 10 business days after receiving Parent’s demand therefor, supported by reasonable documentation; provided, that the aggregate amount due and payable to Parent pursuant to Section 6.3(a) and this Section 6.3(b) shall not exceed $3,080,000.00.

(c) Except as provided in this Section 6.3, all fees and expenses incurred by the parties hereto shall be borne by the party incurring such expenses. For the avoidance of doubt, the costs of preparing, printing and mailing the Proxy Statement shall be borne by the Company.

(d) The Company acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. The Termination Fee and any reimbursement of any expenses pursuant to Section 6.3(b) shall be due and payable to parent in accordance with this Section 6.3 regardless of any alleged breach by Parent or Merger Sub of their respective obligations hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the Company’s stockholders, no such amendment, modification or supplement will reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders; provided, further, however, that after any adoption of this Agreement by the Company’s stockholders, no amendment will be made which by Law requires further approval of the Company’s stockholders without the further approval of such stockholders

Section 7.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate delivered in connection with any of the transactions contemplated by this Agreement, will survive the Effective Time. This Section 7.2 will not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time

Section 7.3 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by facsimile (receipt of which is confirmed) or electronic communication, or sent by an overnight courier service (providing proof of delivery), such as Federal Express, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Parent or Merger Sub, to:

Lindsay Corporation

2222 N 111th Street

Omaha, Nebraska 68164

Attention:	Eric Arneson
Telephone:	(402) 827-6569
Facsimile:	(402) 829-6836
Email:	Eric.Arneson@Lindsay.com

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071-1560

Attention:	Brett Rodda
Sarah Graham
Telephone:	(213) 683-9100
Facsimile:	(213) 683-4061
Email:	Brett.Rodda@mto.com
Sarah.Graham@mto.com

(b) if to the Company, to:

Elecsys Corporation

846 N. Mart-Way Court

Olathe, Kansas 66016

Attention:	Robert D. Taylor
Telephone:	(316) 393-8344
Facsimile:	(816) 221-7270
Email:	btaylor@execairshare.com

with a copy to:

Husch Blackwell LLP

4801 Main Street

Suite 1000

Kansas City, MO 64112

Attention:	Steve Carman
Candace Jackson
Telephone:	(512) 370-3451
Facsimile:	(512) 479-1101
Email:	Steve.Carman@huschblackwell.com
Candace.Jackson@huschblackwell.com

Section 7.4 Other Defined Terms; Interpretation.

(a) For the purposes of this Agreement,

(i) “Entity” means any corporation (including any non-profit corporation) general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity);

(ii) “Knowledge” means with respect to the Company and Parent, the actual knowledge of any executive officer of the Company or Parent, as the case may be; and

(iii) “Person” means any individual or Entity.

(b) The definitions contained herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, and Exhibits will be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context otherwise requires. All Exhibits attached hereto will be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit will have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute referred to herein means such statute as from time to time amended, modified or supplemented. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.6 Entire Agreement; Third Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Standstill and Exclusivity Agreement (including the documents and the instruments referred to herein and therein) (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time in accordance with Section 1.7, (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub, and (iii) as provided in Section 4.6 (which is intended for the benefit of the Company’s former and current officers, directors, employees and other indemnitees, all of whom shall be third party beneficiaries of this provision), are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

Section 7.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Kansas without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts, and if they have or can acquire jurisdiction, the federal courts, sitting in Kansas City, Kansas, and irrevocably and unconditionally consents to service of process in any such action by notice in accordance with Section 7.3.

Section 7.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) will be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

Section 7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (other than its obligations under Section 1.8(a) hereof) to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and will be given no substantive or interpretative effect whatsoever.

Section 7.12 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above

ELECSYS CORPORATION

By:	/s/ Karl B. Gemperli
Name: Karl B. Gemperli
Title: President and Chief Executive Officer

LINDSAY CORPORATION

By:	/s/ Richard W. Parod
Name: Richard W. Parod
Title: President and Chief Executive Officer

MATTERHORN MERGER SUB, INC.

By:	/s/ Richard W. Parod
Name: Richard W. Parod
Title: President